ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information:                                                                                     KCSA Worldwide
Company Contact:                                                                                             David Burke
Ken Chymiak        (9l8) 25l-2887                                                                        (212) 896-1258
Dan O’Keefe         (9l8) 25l-2887                                                                       dburke@kcsa.com

ADDvantage Technologies Reports Fiscal 2008 Fourth Quarter and
Full Year Results

Quarterly Revenue of $14.6 Million– Net Income of $0.10 per share

BROKEN ARROW, Oklahoma, December 12, 2008 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its results for fiscal fourth quarter and full year 2008.

For the three-month period ended September 30, 2008, revenue was $14.6 million compared to $17.3 million in the same period a year ago, a decrease of 15%. The decline in revenue is primarily attributable to a decrease of $3.0 million in new product sales to the Company’s top five customers, who reduced levels of new equipment upgrades during the period.

Net income attributable to common shareholders in the fourth quarter was $1.1 million, or $0.10 per diluted share, a decrease of 30% as compared to $1.6 million, or $0.16 per diluted share, in the fourth quarter of 2007.  The reduced profitability was directly associated with the reduced new equipment sales during the period.

For the fiscal year ended September 30, 2008, revenue decreased 14% to $56.4 million from $65.6 million in the same period a year ago.  New equipment sales declined during the year by $10.0 million, which offset increases in refurbished sales and repairs of $0.8 million and $0.3 million, respectively.  New equipment sales to the Company’s top five customers declined as these customers experienced fewer new installations associated with housing starts and performed fewer upgrades during the year.

Net income attributable to common shareholders for the twelve-month period was $4.5 million, or $0.44 per diluted share, a decrease of 31% from net income of $6.6 million, or $0.64 per diluted share, for fiscal 2007.  The Company’s reduced profitability was directly associated with the decline in new equipment sales.

Ken Chymiak, ADDvantage Technologies Group President and CEO, commented, “We are encouraged with our results for the quarter and the fiscal year in light of what has been a difficult time for the nation's economy. Current market conditions have had an adverse impact on the economy, and the cable industry has not been immune. There has been a continued slow down of installations and upgrades by both large and small MSO (Multiple System Operators) customers. While operators are not necessarily seeing a cut back in services from their current customers, they have been adding fewer new customers. The lack of new customers, coupled with the hesitation of operators to spend cash during these turbulent times, have led to cutbacks in capital expenditures, depleting a lot of the historical demand. The lack of demand for equipment has also helped the larger OEMs (Original Equipment Manufacturers) better manage their delivery schedules, which has reduced our customers demand for on-hand inventory maintained in the distribution networks.”

“Despite a slowdown in new equipment sales over the past year, we continued to achieve profitability, which we have done for 23 years.  Our positive results, given the current economic conditions, exemplify the strength of our business model and our great customer relationships, which allow us to prosper during good times and be successful when conditions are more difficult.  We will continue to weather this storm, and are well positioned for growth when the market begins to turn around.  We carry the largest inventory of cable equipment of any reseller in the industry, and are able to deploy this equipment as needed. As cable operators begin to increase their capital expenditures to meet the growing bandwidth needs of their customers, there will be ample opportunity for us to supply their equipment needs.”

Mr. Chymiak concluded, “Aside from continuing our focus on achieving profitability, we look to provide value for our shareholders. To that end, the Company has purchased approximately 111,000 shares at an average price of $1.64 in the open market during the current quarter as part of a stock repurchase program that was authorized by our Board of Directors in 2000, as previously disclosed.  We believe that the recent trading price of our shares is not fully reflective of the value of ADDvantage’s business and future prospects. Therefore, we believe the purchase of shares in the open market is in the best interests of the Company and its shareholders.  Repurchases are made in compliance with the limitations of securities laws, which limit the timing, volume, price and manner of stock repurchases.”

Earnings Conference Call

As previously announced, the Company’s earnings conference call is scheduled for 12:00 pm ET, December 12, 2008.  A live audio of the call will be accessible to the public. The dial-in number for the conference call is (888) 708-5690 (domestic) or (913) 981-5544 (international). The conference code for the call is 4797347. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through 11:59 pm on December 18, 2008, at (888) 203-1112 (domestic) or (719) 457-0820 (international). The pin number for the replay call is 4797347.  The online archive of the webcast will be available on the Company’s website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Cisco, formerly Scientific-Atlanta, and Motorola, and operates a national network of technical repair centers.  The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat–Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services, Jones Broadband International and Broadband Remarketing International. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDvantage Technologies Group, Inc.
Statement of Operations

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2008	2007	2008	2007
Revenues	$14,643,572	$17,293,916	$56,448,561	$65,646,085

Operating income	$ 1,956,656	$ 3,032,268	$ 8,452,358	$12,543,444

Net income	$ 1,058,070	$ 1,810,395	$ 4,667,794	$ 7,430,339

Net income attributable to common shareholders	$ 1,058,070	$ 1,600,395	$ 4,534,314	$ 6,590,339

Earnings per share:
Basic	$ 0.10	$ 0.16	$ 0.44	$ 0.64
Diluted	$ 0.10	$ 0.16	$ 0.44	$ 0.64

Shares used in per share calculation:
Basic	10,273,015	10,245,723	10,263,365	10,237,331
Diluted	10,277,749	10,287,696	10,281,136	10,250,835